EXHIBIT 5

The Allied Defense Group, Inc.	January ___, 2007

8000 Towers Crescent Dr.
Suite 260
Vienna, VA 22182

Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by The Allied Defense Group, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering the resale of an aggregate of up to 1,741,479 shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), issuable upon conversion of the Company’s convertible notes (the “Note Shares”), and issuable upon the exercise of warrants (the “Warrants”) (the “Warrant Shares”). The Note Shares and Warrant Shares may be sold by certain stockholders as described in the Registration Statement.
     In connection with this opinion, we have examined the Registration Statement, the Company’s certificate of Incorporation as amended, the Company’s bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Note Shares when issued upon conversion of the Company’s convertible notes, and (ii) the Warrant Shares when issued upon exercise of the Warrants and payment therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
     Very truly yours,
     Baxter, Baker, Sidle, Conn & Jones, P.A.

By:	/s/ James E. Baker, Jr.

James E. Baker, Jr., Vice President